Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-67921) pertaining to the Reliv’ International, Inc. 401(k) Plan of our report dated May 10, 2005, with respect to the financial statements and schedule of the Reliv’ International, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

St. Louis, Missouri
June 27, 2005